UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934


                                 SR Telecom Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    78464P208
 ------------------------------------------------------------------------------

                                 (CUSIP Number)

                                November 29, 2004
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed Rule 13d-1(b)

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Special Situations Master Fund, L.P.
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY --------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
                                             ------------------
--------------------------------------------------------------------------------

               5.  SOLE VOTING POWER                 1,042,664
                                             ------------------------
Number of      -----------------------------------------------------------------
Shares
Beneficially   6.  SHARED VOTING POWER                   0
                                             ------------------------
Owned by       -----------------------------------------------------------------
Each Reporting
Person With    7.  SOLE DISPOSITIVE POWER            1,042,664
                                             ------------------------
               -----------------------------------------------------------------

               8.  SHARED DISPOSITIVE POWER              0
                                             ------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,042,664
--------------------------------------------------------------------------------

    10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)     5.92%
                                                          ----------------------
--------------------------------------------------------------------------------

    12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)         PN
                                                    -----------------
--------------------------------------------------------------------------------

CUSIP No: 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Investments Inc.
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY --------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION        Delaware
                                              -----------------------
--------------------------------------------------------------------------------

               5.  SOLE VOTING POWER                 1,042,664
                                             ------------------------
Number of      --------------------------------------------------------------
Shares
Beneficially   6.  SHARED VOTING POWER                   0
                                             ------------------------
Owned by       --------------------------------------------------------------
Each Reporting
Person With    7.  SOLE DISPOSITIVE POWER            1,042,664
                                             ------------------------
               --------------------------------------------------------------

               8.  SHARED DISPOSITIVE POWER              0
                                             ------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               1,042,664 (1)
--------------------------------------------------------------------------------

    10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)     5.92%
                                                          ----------------------
--------------------------------------------------------------------------------

    12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)    CO
                                                     ---------
--------------------------------------------------------------------------------

------------------------
(1) These shares are beneficially owned by Courage Special Situations Master Fund, L.P.

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Capital Management, LLC
        ------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] ----------------------------------------------------
        (b) [ ] ----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY ----------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION        Tennessee
                                             ------------------------
--------------------------------------------------------------------------------

               5.  SOLE VOTING POWER                 1,042,664
                                             ------------------------
Number of      -----------------------------------------------------------------
Shares
Beneficially   6.  SHARED VOTING POWER                   0
                                             ------------------------
Owned by       -----------------------------------------------------------------
Each Reporting
Person With    7.  SOLE DISPOSITIVE POWER            1,042,664
                                             ------------------------
               -----------------------------------------------------------------

               8. SHARED DISPOSITIVE POWER               0
                                             ------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            1,042,664 (2)
--------------------------------------------------------------------------------

    10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)        5.92%
                                                          ----------------------
--------------------------------------------------------------------------------

    12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)       OO
                                                    ----------------
--------------------------------------------------------------------------------

------------------------
(2) These shares are beneficially owned by Courage Special Situations Master Fund, L.P. of which Courage Investments Inc. is the general partner and Courage Capital Management, LLC is the investment manager.

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Richard C. Patton
        -------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
        (a) [X] -----------------------------------------------------
        (b) [ ] -----------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY --------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION       Tennessee
                                             ------------------------
--------------------------------------------------------------------------------

               5.  SOLE VOTING POWER
                                             ------------------------
Number of      -----------------------------------------------------------------
Shares
Beneficially   6.  SHARED VOTING POWER               1,042,664
                                             ------------------------
Owned by       -----------------------------------------------------------------
Each Reporting
Person With    7.  SOLE DISPOSITIVE POWER
                                             ------------------------
               -----------------------------------------------------------------

               8.  SHARED DISPOSITIVE POWER          1,042,664
                                             ------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                1,042,664 (3)
--------------------------------------------------------------------------------

    10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      5.92%
                                                          --------------
--------------------------------------------------------------------------------

    12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)     IN
                                                    -----------
--------------------------------------------------------------------------------


------------------------
(3) These shares are beneficcially owned by Courage Special Situations Master Fund, L.P. of which Courage Investments Inc. is the general partner and Courage Capital Management, LLC is the investment manager. Richard Patton is a principal member of Courage Capital Management, LLC.

CUSIP No. 78464P208
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Donald Farris
        -------------------------------------------------------------
--------------------------------------------------------------------------------

     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE  INSTRUCTIONS)
            (a) [X] -------------------------------------------------
            (b) [ ] -------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  California
                                             --------------
--------------------------------------------------------------------------------

               5.  SOLE VOTING POWER                     0
                                             ------------------------
Number of      --------------------------------------------------------------
Shares
Beneficially   6.  SHARED VOTING POWER               1,042,664
                                             ------------------------
Owned by       --------------------------------------------------------------
Each Reporting
Person With    7.  SOLE DISPOSITIVE POWER                0
                                             ------------------------
               --------------------------------------------------------------

               8.  SHARED DISPOSITIVE POWER          1,042,664
                                             ------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 1,042,664 (4)
--------------------------------------------------------------------------------

    10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      5.92%
                                                          ----------------
--------------------------------------------------------------------------------

    12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)   IN
                                                   ---------
--------------------------------------------------------------------------------


------------------------
(4) These shares are beneficially owned by Courage Special Situations Master Fund, L.P. of which Courage Investments Inc. is the general partner and Courage Capital Management, LLC is the investment manager. Donald Farris is a principal member of Courage Capital Management, LLC.

Item 1.

            (a)    Name of Issuer:

                   SR Telecom Inc.

            (b)    Address of Issuer's Principal Executive Offices:

                   8150 Trans-Canada Highway
                   St. Laurent, Quebec  H4s 1M5
                   Canada

Item 2.

            (a)    Name of Person Filing:

                   Courage Special Situations Master Fund, L.P.
                   Courage Investments Inc.
                   Courage Capital Management, LLC
                   Richard C. Patton
                   Donald Farris
                           (collectively, the "Filers")

            (b)    Address of Principal Business Office or, if none, Residence:

                   Courage Capital Management, LLC,
                   Richard C. Patton and Donald Farris
                   4400 Harding Road
                   Nashville, TN 37205

                   Courage Investments Inc.
                   1403 Foulk Road, Suite 106-D
                   Wilmington, Delaware  19803

                   Courage Special Situations Master Fund, L.P.
                   Scotiatrust, 3rd Floor
                   Scotia Center, Cardinal Avenue
                   P.O. Box 501GT
                   George Town, Grand Cayman
                   Cayman Islands

            (c)    Citizenship:

                   For citizenship of  Filers, see Section 4 of


















































the cover sheet
                   of each filer.

            (d)    Title of Class of Securities:

                   Common Stock

            (e)    CUSIP Number:

                   78464P208

Item 3.     If This Statement is  Filed Pursuant to Rule 13d-l(b) or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a) [ ] Broker or dealer registered  under section 15 of the Act (15
                U.S.C.78o),

            (b) [ ] Bank  as defined in  section 3(a) (6) of the  Act (15 U.S.C.
                78c).

            (c) [ ] Insurance company as defined in section  3(a)(19) of the Act
                (15 U.S.C.78c).

            (d) [ ] Investment   company  registered  under  section  8  of  the
                Investment Company Act of 1940  (15 U.S.C. 80a-8).

            (e) [ ] An  investment adviser  in accordance  with Rule l3d-1(b)(1)
                (ii)(E);

            (f) [ ] An  employee  benefit plan or  endowment fund  in accordance with Rule l3d-1(b)(l)(ii)(F);

            (g) [ ] A  parent  holding  company or control person  in accordance with Rule l3d-l(b)(1)(ii)(G);

            (h) [ ] A  savings associations  as defined  in Section  3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church plan  that is  excluded from the  definition  of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

                Not Applicable.

Item 4.      Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned 1,042,664
                                          ---------

            (b) Percent of class: 5.92%
                                 -------

            (c) Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote: 1,042,664
                                                                ---------

                (ii)  Shared power to vote or to direct the vote:  0
                                                                 -------

                (iii) Sole power to dispose or to direct the  disposition of:
                      1,042,664
                      ---------

                (iv)  Shared power to dispose or to direct the  disposition of:
                      0
                      ----

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item  5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not applicable.

Instruction       Dissolution of a group requires a response to this item

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

If a parent  holding  company  has filed this  schedule,  pursuant to Rule 13d-l
(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable.

Item 8.     Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to Rule 13d-l(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-l(d), attach an exhibit stating the identity of each member of the group.

Courage Special Situations Master Fund, L.P. ("Courage Master") beneficially own 1,042,664 shares of SR Telecom's Common Stock. Courage Master's general partner is Courage Investments Inc. ("Courage Investments"). Pursuant to trading authorization documents, Courage Capital Management, LLC ("Courage Capital"), a registered investment adviser, effectively controls the investment decisions of Courage Investments with respect to Courage Master. Courage Capital is controlled by Richard C. Patton and Donald Farris.

Item 9.     Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Not applicable.

Item 10.    Certification.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 December 8, 2004
                                                 ----------------
                                                 Date


                                                 COURAGE SPECIAL SITUATIONS
                                                 MASTER FUND, L.P.


                                                 By:/s/ Elizabeth L. Bothner
                                                    ----------------------------

                                                 Title: Assistant Vice President
                                                       -------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 December 8, 2004
                                                 ----------------
                                                 Date


                                                 COURAGE INVESTMENTS INC.


                                                 By:/s/ Elizabeth L. Bothner
                                                    ----------------------------

                                                 Title: Assistant Vice President
                                                       -------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 December 8, 2004
                                                 ----------------
                                                 Date


                                                 COURAGE CAPITAL
                                                 MANAGEMENT, LLC


                                                 By:/s/ Richard Patton
                                                    ----------------------------

                                                 Title: Chief Manager
                                                        ------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 December 8, 2004
                                                 ----------------
                                                 Date


                                                 /s/ Richard C. Patton
                                                 -------------------------------
                                                 RICHARD C. PATTON

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 December 8, 2004
                                                 ----------------
                                                 Date


                                                 /s/ Donald Farris
                                                 -------------------------------
                                                 DONALD FARRIS